UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022

REGNUM CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-222083	82-0832447
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Third Avenue, 19th

New York, NY 10016

(Address of Principal Executive Offices)

(917) 647-1498

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Commercialization and License Agreement

On January 3, 2022, Regnum Corp. (“Regnum”), CytoDyn Inc. (“CytoDyn”), and SevenScore Pharmaceuticals, LLC (“SevenScore”) entered into an Assignment and Assumption Agreement (“Assignment”) of the Commercialization and License Agreement (the “License Agreement”) and a Supply Agreement (the “Supply Agreement”) executed between Vyera Pharmaceuticals, LLC, a Delaware limited liability company (“Vyera”) and CytoDyn on December 17, 2019. Through the Assignment, Regnum has the exclusive right to commercialize pharmaceutical preparations containing leronlimab (PRO 140) (the “Product”) for treatment of HIV in humans (the “Field”) in the United States (the “Territory”). In exchange for these agreements SevenScore will receive 4,094,023 shares of Regnum

Pursuant to the terms of the License Agreement, and subject to the conditions set forth therein, Regnum will bear the cost of, and be responsible for, among other things, commercializing the Product in the Territory and will use commercially reasonable efforts to commercialize the Product in the Field in the Territory. Under the terms of the License Agreement, CytoDyn is permitted to license the Product outside of the Territory for uses in the Field or outside the Field or inside the Territory for uses outside of the Field.

Regnum is obligated to pay CytoDyn potential milestone payments upon certain regulatory and sales-based milestones. In addition, during the term of the agreement, Regnum is obligated to pay CytoDyn a royalty equal to 50% of the Regnum’s gross profit margin from Product sales (defined in the License Agreement as “Net Sales”) in the Territory. The royalty is subject to reduction during the Royalty Term after patent expiry and expiry of regulatory exclusivity. Following expiration of the Royalty Term, Regnum will continue to maintain non-exclusive rights to commercialize the Product.

The License Agreement will expire upon the expiration of the Royalty Term. The “Royalty Term” means the period beginning on the date of the first commercial sale of the Product and ends on the latest of (i) the expiration of the last valid claim of the patents covering the Product, (ii) ten years after the first commercial sale of the Product, (iii) the expiration of regulatory exclusivity for the Product and (iv) the Biosimilar Entry Date (as defined in the License Agreement). The License Agreement may be terminated by either party for material breach, upon a party’s insolvency or bankruptcy, or for a safety concern or clinical failure.

Regnum has the right to terminate the License Agreement (i) on or after the second anniversary of the effective date of the License Agreement upon written notice to CytoDyn in the event the approval (“Regulatory Approval”) by the U.S. Food and Drug Administration of the Biologics License Application for the Product for the manufacture and sale of the Product in the Territory for the Initial Indication (as defined in the License Agreement) has not been received by such second anniversary, (ii) if Regnum fails to achieve certain aggregate Net Sales (as defined in the License Agreement) of the Product during the period beginning on the date of first commercial sale and ending on the date that is two years from the date of the first commercial sale, and (iii) at Regnum’s convenience following the second anniversary of the first commercial sale of the Product with 180 days’ written notice.

The License Agreement also contains customary representations, warranties, and covenants by both parties, as well as customary provisions relating to indemnification, confidentiality, and other matters.

Supply Agreement

Pursuant to the Supply Agreement, CytoDyn has agreed to supply to Regnum the Product for commercialization under the License Agreement. The Supply Agreement contains customary representations, warranties, and covenants, including representations and warranties relating to compliance of the Product with specifications and applicable governmental rules and covenants with respect to the rejection of delivered Product and non-conforming Product, product recalls and regulatory communications.

The Supply Agreement will expire at the expiration of the Royalty Term, provided that Regnum shall have the right, in its sole discretion, to extend the term of the Supply Agreement for so long as Regnum agrees to continue to pay CytoDyn an agreed-upon royalty payment.

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Item 7.01. Regulation FD Disclosure.

Copies of the License Agreement and the Supply Agreement will be filed as exhibits in an amendment to this Current Report on Form 8-K or in a subsequent periodic report to be filed under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Assignment and Assumption Agreement
10.2	Contribution Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regnum Corp.

Date: January 7, 2022	By:	/s/ Anne Kirby
Name: Anne Kirby
Title: CEO

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